As filed with the Securities and Exchange Commission on June 21, 2000
                                                              File No. 333-35528

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------
                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          GLOBALNET FINANCIAL.COM, INC.
                          -----------------------------
             (Exact name of registrant as specified in its charter)

              DELAWARE                                06-1489574
   -------------------------------         ----------------------------------
   (State or other jurisdiction of         I.R.S. Employer Identification No.
    incorporation or organization)

        7284 W. Palmetto Park Road, Suite 210, Boca Raton, Florida 33433
        ----------------------------------------------------------------
               (Address of Principal Executive Offices)(Zip Code)

                   Amended and Restated 1998 Stock Option Plan
                   -------------------------------------------
                            (Full title of the plan)

                                Michael S. Jacobs
                      7284 W. Palmetto Park Road, Suite 210
                            Boca Raton, Florida 33433
                      -------------------------------------
                     (Name and address of agent for service)

                                 (561) 417-8053
                                 --------------
          (Telephone number, including area code, of agent for service)

                                   Copies to:

                             Leonard H. Bloom, P.A.
                                Broad and Cassel
                          201 South Biscayne Boulevard
                            Miami Center, Suite 3000
                              Miami, Florida 33131
                                 (305) 373-9400

                         CALCULATION OF REGISTRATION FEE

--------------------------- ------------------ ----------------------- ------------------------ --------------------
                                                  Proposed maximum        Proposed maximum
Title of securities to be     Amount to be       offering price per      aggregate offering          Amount of
        registered            registered(1)           share(2)                price(2)           registration fee
--------------------------- ------------------ ----------------------- ------------------------ --------------------
Common Stock,
$.001 par value                5,000,000(3)             $18.00                $90,000,000           $23,760.00(4)
--------------------------- ------------------ ----------------------- ------------------------ --------------------

         (1)Pursuant to Rule 416, promulgated under the Securities Act of 1933, as amended, this Registration Statement covers an indeterminate number of securities to be offered as a result of any adjustment from stock splits, stock dividends or similar events.
         (2)Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h), promulgated under the Securities Act of 1933, as amended, on the basis of the average of the high and low sales prices per share of common stock of GlobalNet Financial.com, Inc. as reported on the Nasdaq National Market on April 18, 2000.
         (3)Represents shares of Common Stock registered by GlobalNet Financial.com, Inc. on Form S-8, file number 333-35528, filed with the Securities and Exchange Commission on April 25, 2000.
         (4)Fee previously paid.

                                EXPLANATORY NOTE

         This Registration Statement has been prepared in accordance with the requirements of Form S-8 and Form S-3 pursuant to the Securities Act of 1933, as amended. The content of the Form S-8 portion of this Registration Statement is incorporated by reference to file number 333-35528, filed by GlobalNet Financial.com, Inc. on April 25, 2000. The Reoffer Prospectus filed as a part of this Registration Statement has been prepared in accordance with the requirements of Part I of Form S-3 and will be used for reofferings or resales of shares of common stock of the Company which are deemed to be control securities, which have been acquired or will be acquired by control persons, or resales of restricted securities, pursuant to the employee benefit plan.

                               REOFFER PROSPECTUS

                          GLOBALNET FINANCIAL.COM, INC.

                        2,729,154 Shares of Common Stock
              under the Amended and Restated 1998 Stock Option Plan
                        of GlobalNet Financial.com, Inc.

         The shares we are registering are either currently held by or will be issued to certain of our stockholders upon the exercise of stock options granted under our Amended and Restated 1998 Stock Option Plan. We will pay the expenses of registering the shares.

         Our common stock is quoted on the Nasdaq National Market under the symbol "GLBN." The last reported sale price of the common stock on the Nasdaq National Market on June 19, 2000 was $19.50 per share.

  You should carefully consider the "Risks of Investing in Our Shares" section beginning on page 7 of this Reoffer Prospectus.

             ------------------------------------------------------

         These shares have not been approved by the Securities and Exchange Commission or any state securities commission nor have these organizations determined whether this Prospectus is complete or accurate. Any representation to the contrary is a criminal offense.

              The date of this Reoffer Prospectus is June 21, 2000.

                                TABLE OF CONTENTS
                                                                            Page

ABOUT GLOBALNET FINANCIAL.COM, INC............................................5
RISKS OF INVESTING IN OUR SHARES..............................................7
PROCEEDS FROM SALE OF THE SHARES.............................................13
SELLING STOCKHOLDERS ........................................................14
HOW THE SHARES MAY BE DISTRIBUTED............................................16
LEGAL OPINION................................................................17
EXPERTS .....................................................................17
WHERE YOU CAN FIND MORE INFORMATION..........................................17
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE............................17
INDEMNIFICATION OF DIRECTORS AND OFFICERS....................................18

                               PROSPECTUS SUMMARY

         This is only a summary and does not contain all of the information that may be important to you. You should read the more detailed information contained in this prospectus and all other information, including the financial information and statements with notes, referred to in this prospectus as discussed in the "Where You Can Find More Information" section of this prospectus.

                                 ABOUT GLOBALNET

         We are a rapidly expanding international financial portal providing online financial news, investment tools, and transaction services. We are developing a global network of country-centric financial content websites in local market language as well as a network of transaction execution platforms in order to position ourselves as an international financial services provider. Our business plan is to generate traffic for our financial content sites by partnering with leading Internet players and then to drive visitors from our highly trafficked financial content websites to our network of transaction execution platforms in which we maintain substantial ownership interests. In this manner, we seek to dramatically reduce our user and account acquisition costs.

         We conduct our financial content operations predominantly as the exclusive provider of financial content and in certain cases the exclusive provider of financial services for leading Internet Service Providers and portals. These services are provided by us as the "Money Channel" for the Internet Service Providers or portals. As a result, when a user clicks on the "Money Channel" button on a host Internet Service Provider's or portal's home page, the user is linked to our website. We provide Money Channel services to Freeserve plc, the United Kingdom's leading Internet Service Provider, World Online, the largest pan-European Internet Service Provider and portal and Scandinavia OnLine, the dominant consumer Internet portal across Scandinavia. We currently operate, directly or through joint ventures, financial content websites focusing on the financial markets of the United Kingdom, the United States, Italy, Canada, France, Denmark and Holland. We have also entered into an agreement to provide financial news, content and e-finance commerce platforms, including online trading, to British Telecommunication's network of Wireless Application Protocol mobile phone users.

         Our websites are designed to generate online trading of securities and other investment products. We are creating an international network of online transaction businesses in which we maintain substantial equity ownership interests, including online trading for North American and European stocks, foreign exchange, and other financial services such as insurance. We have launched www.GlobalNeTrader.com, our platform for the online trading of United States securities, www.Matchbookfx.com for global foreign exchange trading and www.InsuranceWide.com, offering a full spectrum of insurance products in the United Kingdom. We anticipate launching our online securities trading and clearing platforms for the United Kingdom and Canada this summer. Management is currently developing additional websites and online trading platforms.

         We seek to participate in the dramatic growth in the Internet and Technology industries, and, to this end, we have made investments in Internet and technology companies as well as Internet and technology funds. In most cases these investments are in conjunction with joint ventures and business relationships. We recently formed a digital commerce and knowledge-based industries investment and operating vehicle, GlobalEuroNet Group, Inc., in which we invested $3.2 million for approximately 2.8 million shares, or a 24% equity interest. GlobalEuroNet Group, Inc. subsequently raised approximately $42 million in investment capital from other sources. In addition, we recently signed a letter of intent to acquire a full service broker-dealer offering stocks, bonds and mutual funds to domestic and international investors.

         Our business model consists of generating revenues from our online trading platforms as well as from advertising and e-commerce and participating in the earnings of the other transaction execution platforms in which we maintain ownership interests. In addition, we are seeking to create stockholder and balance sheet value as a result of creating joint ventures with, and/or investments in, companies which have the ability to become public or be sold over the short term.

         Management believes that the opportunities open to us are driven by the following principal factors:

o an anticipated continued rapid growth in usage of the Internet nationally and internationally;

o an increasing acceptance of the Internet as a secure medium through which to conduct e-commerce;

o an increasing world-wide demand for financial news, information and investment tools; and

o positioning ourselves to capitalize upon the anticipated growth in the number of online financial transactions in the United Kingdom and continental Europe.

         Our principal corporate office is located at 7284 W. Palmetto Park Road, Suite 210, Boca Raton, Florida 33433, and our telephone number is (561) 417-8053.

The Offering

         The selling stockholders may offer and sell up to 2,729,154 shares of our common stock under this Reoffer Prospectus. We will not receive any of the proceeds from the sale of these shares of common stock, but we will receive funds in connection with the exercise of stock options relating to such shares of common stock, which funds will be used by us for working capital. See "Proceeds from the Sale of Shares" and "Selling Stockholders."

                        RISKS OF INVESTING IN OUR SHARES

         You should carefully consider the following risks before making an investment decision. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment. You also should refer to the other information set forth in this prospectus, including our combined financial statements and the related notes thereto incorporated by reference from our filings with the Securities and Exchange Commission. These are not the only risks and uncertainties that we face. Additional risks and uncertainties that we do not currently know about or that we currently believe are immaterial may also harm our business operations. If any of these risks or uncertainties actually occur, our business, results of operations, financial condition, or prospects could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

WE HAVE A LIMITED OPERATING HISTORY IN THE AREA OF ONLINE FINANCIAL SERVICES.

         We have been engaged in the current Internet business since October 1998. Many of our investments in international joint ventures are in a preliminary stage of development. We have a limited operating history in the Internet business upon which our performance and prospects can be evaluated. We face the risks frequently encountered by expanding companies. These risks include the potential inability to compete with more established firms and to retain and maintain key personnel, as well as uncertainty as to which areas to target for growth and expansion and as to the source of funding for operations and expansion.

WE HAVE A LIMITED OPERATING HISTORY IN THE AREA OF ONLINE TRADING.

         We anticipate deriving a significant portion of our revenues from online transaction executions. We have only recently introduced online trading in foreign exchanges and domestic securities and we plan to offer online trading in non-United States securities. In addition, we plan to offer other investment and financial products. Lack of international online trading and transaction execution operating history and the risks inherent in any new business area make it impossible to accurately predict the extent of revenues to be generated from these activities.

ADVERTISING REVENUES AND SPONSORSHIPS ARE UNCERTAIN.

         We anticipate deriving revenues from the sale of domestic and international Internet-based advertising. None of our senior management team has any significant experience in selling advertising on the Internet or any other medium. If we are unable to attract and retain paying advertising customers or if we are forced to offer lower than anticipated advertising rates in order to attract and/or retain advertising customers, our anticipated level of advertising revenue will be adversely affected.

         Use of the Internet by overseas consumers is at an early stage of development and international market acceptance of the Internet as a medium for information, commerce and advertising is still subject to a degree of uncertainty. In order for us to generate advertising revenues, European advertisers and advertising agencies must direct a portion of their budgets to the Internet as a whole, and specifically to our Internet sites. Our management believes that most international and specifically, European advertisers and advertising agencies, have limited experience with the Internet as an advertising medium and international and specifically, European advertisers have not devoted a significant portion of their advertising budgets to Internet-related advertising to date. Our management cannot assure investors that international and specifically, European advertisers or advertising agencies, will be persuaded, or able, to allocate or continue to allocate portions of their budgets to Internet-based advertising, that they will find Internet-based advertising to be more effective than advertising in traditional media, or that they will decide to advertise on our Internet sites.

WE ARE DEPENDENT ON CONTINUED GROWTH OF THE INTERNET.

         Rapid growth in the use of and interest in the Internet is a recent phenomenon. Our management cannot assure that acceptance and use of the Internet will continue to develop or that a sufficient base of users will emerge to support its business. Revenues from our Internet operations will depend largely on the widespread acceptance and use of the Internet as a source of information and as a vehicle for commerce in goods and services, especially online financial and investment transactions. If use of the Internet does not continue to grow or grows more slowly than expected, or if the Internet infrastructure does not effectively support growth that may occur, our business will be adversely affected.

WE ARE DEPENDENT ON THIRD PARTIES FOR INTERNET OPERATIONS.

         Management believes that the ability to advertise our Internet sites and online transaction capabilities on other Internet sites and the willingness of the owners and operators of such sites to direct users to our Internet sites through hypertext links are critical to the success of our Internet operations. Other Internet sites, particularly search/index guides and other companies with the strategic ability to direct user traffic, significantly affect traffic to our domestic and international Internet sites. While the our management believes that these other sites will direct traffic to our Internet sites, no assurance can be given that we can establish or maintain such arrangements in the future.

         In particular, we are dependent on our ongoing relationships with Freeserve plc, World Online International and Scandinavia Online, three international prominent providers of Internet access to consumers. Agreements exist for distribution of our financial content to subscribers and users on these internet service provider's money or finance channels.

WE ARE DEPENDENT ON THIRD PARTIES FOR CONTENT DEVELOPMENT.

         Our ability to develop original and compelling Internet-based products and services is also dependent on maintaining relationships with, and using content and products provided by, third-party vendors. Developing and maintaining satisfactory relationships with third parties could become more difficult and more expensive as competition increases among Internet sites. If we are unable to develop and maintain satisfactory relationships with such third parties on terms acceptable to them, or if any competitors are better able to leverage such relationships, our business will be harmed. Our business is dependent on third parties for uninterrupted Internet access. These third party vendors include, among others, Telescan, Inc. and Stockpoint, Inc.

ACQUISITIONS AND JOINT VENTURES MAY DISRUPT OR OTHERWISE HAVE A NEGATIVE IMPACT ON OUR BUSINESS.

         We intend to enter into new business opportunities and ventures as part of our Internet business plan. Typically, such opportunities require extended negotiations, the investment of a substantial amount of capital, and substantial burdens on our management personnel and our financial and operational systems. We cannot assure investors that such acquisitions or ventures will ever achieve profitability.

WE ARE SUBJECT TO TECHNOLOGICAL CHANGES.

         The market for Internet-based products and services is characterized by rapid technological developments and frequent Internet product introductions. The emerging character of these products and services and their rapid evolution will require that we continually improve the performance, features and reliability of our Internet-based products and services. We cannot assure investors that we will be successful in responding quickly, cost effectively and sufficiently to these developments.

         In addition, the widespread adoption of new Internet technologies or standards could require us to make substantial expenditures and to modify or adapt our Internet site and services. New or modified Internet-based products, services or enhancements offered by us may contain design flaws or other defects that could require costly modifications or result in a loss of consumer confidence, either of which could harm our business.

WE MAY BE EXPERIENCE SYSTEM INTERRUPTIONS.

         The satisfactory performance, reliability, and availability of our Internet sites and our computer network infrastructure are critical to attracting Internet users. System interruptions which result in the unavailability of our Internet sites or slower response times for users reduce the attractiveness of our Internet sites to users and could harm our business.

OUR INTELLECTUAL PROPERTY RIGHTS MAY BE CHALLENGED.

         We are developing proprietary Internet software and have filed applications for certain trademarks, trade names, service marks, domain names and other proprietary rights which we either currently have or may have in the future and which we believe to be important to our Internet business. Even though we have registered some domain names, given the uncertain application of existing copyright and trademark laws to the Internet, we cannot assure investors that existing laws will provide adequate protection for our technologies, sites or registered domain names. Policing unauthorized use of our technologies, content and other intellectual property rights entails significant expenses and could otherwise be difficult or impossible to do, given, among other things, the global nature of the Internet. In addition, from time to time, we may be subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of the trademarks and other intellectual property of third parties by us or our licensees. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

WE ARE SUBJECT TO CONTINUING CURRENCY EXCHANGE RISKS.

         A significant proportion of our revenues are, and will be, received in non-United States currencies. We anticipate that in the future an increasing proportion of our revenues will be received in Euro dollars. This may give rise to an exchange risk against United States dollars.

         The introduction of the Euro dollar may have a wide range of macro-economic effects, resulting, among other things, in interest rates, levels of economic activity, and asset values being different from what they would otherwise have been. We are unable to predict these macro-economic effects or their impact on the demand for our services or on our revenues or costs.

THERE ARE SUBSTANTIAL RISKS IN FOREIGN MARKETS.

         We have entered into agreements with joint venture partners and strategic alliances to conduct our Internet business outside of the United States. Our inability to find additional joint venture partners could slow down our anticipated overseas growth. If we do not find a suitable joint venture partner in a given foreign market, we may not enter that market. Conducting business outside the United States will require us to become familiar with and to comply with foreign laws, rules, regulations and customs. We cannot be certain that our failure to comply with foreign laws, rules and regulations of which we are not aware will not harm our business.

         Further risks are inherent in international operations, including the following:

o        differing levels of Internet use in other countries;

o customers agreements may be difficult to enforce and receivables difficult to collect through a foreign country's legal system;

o foreign countries may impose additional withholding taxes or otherwise tax the Company's foreign income, impose tariffs or adopt other restrictions on foreign trade or investment;

o intellectual property rights may be more difficult to enforce in foreign countries;

o general economic conditions in the countries in which we operate could have an adverse effect on our earnings from operations in those countries;

o unexpected changes in foreign laws or regulatory requirements may occur; and

o compliance with a variety of foreign laws and regulations and the overlap of different tax structures may be costly and time consuming.

         Tax rates in certain foreign countries may exceed those of the United States and foreign earnings may be subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions. There can be no assurance that any of these factors will not have a material adverse effect on our business and results of operations.

WE ARE SUBJECT TO EVOLVING INTERNET REGULATIONS.

         New laws, guidelines and regulations may be adopted covering areas such as access, content, taxation, encryption, communications and pricing and quality of Internet products, services and online trading. As a provider of Internet products and services, we may be subject to the provisions of existing and future laws, guidelines and regulations that could be applied to our operations. Such laws, guidelines and regulations could limit the growth of the Internet and harm our business.

WE ARE SUBJECT TO ONGOING SECURITIES REGULATION IN THE UNITED STATES AND
OVERSEAS.

         The securities industry in the United States and other countries is subject to extensive regulation under both federal and state laws. In the United States, the Securities and Exchange Commission, state securities commissions, the National Association of Securities Dealers, Inc. and other self-regulatory organizations such as the various stock exchanges, require strict compliance with their rules and regulations. Broker-dealers are subject to regulations covering all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of clients' funds and securities, capital structure, recordkeeping, the conduct of directors, officers and employees and the maintenance of certain levels of capital. We will also be subject to regulation by foreign governments of any foreign broker-dealers associated with us and will be subject to the foreign rules and regulations pertaining to the trading of foreign equity in overseas markets. Failure to comply with any of these laws, rules or regulations could result in censure, fine, the issuance of cease-and-desist orders, suspension or expulsion, any of which could harm our business.

WE ARE DEPENDENT ON KEY PERSONNEL.

         Our business depends upon the services of our executives and certain key personnel, including Stanley Hollander, President, Chief Executive Officer and Chairman of the Board of Directors; Alan L. Jacobs, Executive Vice President; William Hodgson, Chief Operating Officer; Ron R. Goldie, General Counsel and Richard Hefter, Editor-in-Chief. We cannot be certain that such officers and directors will remain our employees in any particular capacity. We cannot be certain that we will be able to successfully attract and retain key personnel. The loss of the services of any one or more of such key personnel or the inability to attract such key personnel could harm our business. Currently we do not maintain key man life insurance on any of our executives or key personnel.

THERE ARE RISKS ASSOCIATED WITH THE SECURITIES INDUSTRY.

         The securities business is volatile and is directly affected by the following factors, among others, many of which are beyond our control.

o        national and international political and economical conditions;

o        broad trends in business and finance;
o        fluctuations in volume and price levels of securities transactions;
o        client default on commitments (such as margin obligations);
o        litigation;
o        employee's misconduct, errors and omissions;
o        regulation at federal and state levels;
o        the emergence of numerous discount brokers;
o        increased use of technology; and
o a steady decrease in the commissions charged to clients of discount brokerage services.

         Losses associated with these risks could harm our business and have a material adverse effect on our business and results of operations.

                        PROCEEDS FROM SALE OF THE SHARES

         All of the shares of common stock in this Reoffer Prospectus are being offered by the selling stockholders. We will not receive any proceeds from the sale of the shares of common stock, but if all of the options are exercised we will receive $34,989,775.72 in connection with the exercise of stock options relating to such shares of common stock. We intend to use these funds for working capital.

                              SELLING STOCKHOLDERS

         The shares offered under our Reoffer Prospectus are being registered for reoffers and resales by selling stockholders who have or may in the future acquire their shares of our common stock by exercising options granted to them under our Amended and Restated 1998 Stock Option Plan. The selling stockholders named in the following table may resell all, a portion, or none of these shares of our common stock. There is no assurance that any of the selling stockholders will sell any or all of the shares of our common stock offered by them.

         Participants under Amended and Restated 1998 Stock Option Plan who are deemed to be "affiliates" of the Company who acquire shares of our common stock may be added to the selling stockholders listed below from time to time by use of a prospectus supplement filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended.

         The following table sets forth certain information concerning the selling stockholders as of the date of this Reoffer Prospectus, and as adjusted to reflect the sale by the selling stockholders of the shares of our common stock offered, assuming sale of all of the shares offered:

                                                                                     Percentage of shares
                                                                                       of common stock
                                                                                    beneficially owned (4)
                                                                                -------------------------------
                                       Number of             Number of             Before            After
             Name                      Shares of             shares of            Offering       Offering (5)
                                      common stock        common stock to
                                      beneficially         be sold after
                                       owned (1)          the exercise of
                                                           options (2)(3)
-------------------------------     -----------------     -----------------     -------------    --------------
Stanley Hollander                      839,404 (6)           716,876 (17)           4.65%              *
   Chairman of the Board,
   Chief Executive Officer,
   President and Director
Ronald B. Koenig                       568,020 (7)           315,067 (18)           3.15%            2.5%
   Director
Alan L. Jacobs                         376,656 (8)           214,000 (19)           2.09%           3.27%
   Executive Vice President
   and Director
Michael S. Jacobs                      265,099 (9)           283,439 (20)           1.47%              *
   Secretary,  Treasurer  and
   former Chief Financial
   Officer
Jay J.Matulich                         264,816 (10)          284,376 (21)           1.47%              *
   Director
W. Thomas Hodgson                      225,000 (11)          335,500                1.25%              0%
   Chief Operating Officer
Kym Anthony                             29,166 (12)           29,166                  *                0%
   Director
N. Bulent Gultekin                      21,667 (13)           21,667                  *                0%
   Director
Christopher Jennings                    65,000 (14)           65,000                  *                0%
   Director
Michael Whitaker                       150,000 (15)          150,000                  *                0%
   Director
Ron R. Goldie                           85,938 (16)          314,063                  *                0%
General Counsel

----------------------
         *Represents less than 1%.

(1) Represents shares beneficially owned by the named individual, including shares of common stock that the person has the right to acquire within 60 days of the date of this Reoffer

         Prospectus. Unless otherwise noted, all persons listed have sole voting and sole investment power.

(2) Includes all outstanding options to purchase shares of common stock granted to the named individuals under the Amended and Restated 1998 Stock Option Plan, whether or not vested or exercisable within 60 days of the date of this Reoffer Prospectus. Also includes all shares of common stock previously issued to the named individuals upon prior the exercise of options granted under the Amended and Restated 1998 Stock Option Plan. Does not include any shares of common stock that may be acquired under future grants of options under the Amended and Restated 1998 Stock Option Plan.

(3) Does not constitute a commitment to sell any or all of the stated number of shares of common stock. The number of shares of common stock offered shall be determined from time to time by each selling stockholder in his or her sole discretion.

(4) Based on 18,051,990 shares of common stock issued and outstanding as of the date of this Reoffer Prospectus.

(5) Assumes all the shares of common stock are sold pursuant to this Reoffer Prospectus and that no other shares of common stock are acquired or disposed of by the selling stockholders prior to the termination of this Reoffer Prospectus.

(6) Consists of 133,333 shares of common stock held by Stanley Hollander; 269,403 shares of common stock held by the Hollander Family Partnership, LP and options to purchase 436,668 shares of common stock, all of which are currently vested. It does not include options to purchase 146,875 shares of common stock of which 73,437 vest on May 31, 2001 and 73,438 vest on May 31, 2002. Stanley Hollander, Chairman, President and Chief Executive Officer of the Company, may be deemed to be the beneficial owner of the shares of common stock of the Company held by the Hollander Family Partnership, LP.

(7) Consists of 444,686 shares of common stock and options to purchase 123,334 shares of common stock. Does not include options to purchase 58,400 shares of common stock of which 29,200 vest on May 31, 2001 and 29,200 vest on May 31, 2002.

(8) Consists of 301,656 shares of common stock and options to purchase 75,000 shares of common stock. Does not include options to purchase 59,000 shares of common stock of which 29,500 vest on May 31, 2001 and 29,500 vest on May 31, 2002.

(9) Consists of 81,765 shares of common stock and options to purchase 183,334 shares of common stock. Does not include options to purchase 58,438 shares of common stock of which 29,219 vest on May 31, 2001 and 29,219 vest on May 31, 2002.

(10) Consists of 81,482 shares of common stock and options to purchase 183,334 shares of common stock. Does not include options to purchase 59,375 shares of common stock of which 29,587 vest on May 31, 2001 and 29,219 vest on May 31, 2002.

(11) Consists of options to purchase 225,000 shares of common stock. Does not include options to purchase 110,500 shares of common stock of which 50,000 vest on October 11, 2000, 50,000 vest on April 11, 2001, 5,250 vest on March 31, 2001, and 5,250 vest on May 31, 2001.

(12)     Consists of options to purchase 29,166 shares of common stock.

(13)     Consists of options to purchase 21,667 shares of common stock.

(14)     Consists of  options to purchase 65,000 shares of common stock.

(15)     Consists of options to purchase 150,000 shares of common stock.

(16) Consists of options to purchase 85,938 shares of common stock. Does not include options to purchase 228,125 shares of common stock of which 23,438 vest on September 30, 2000, 23,438 vest on December 31, 2000, 23,438 vest on March 31, 2001, 32,031 vest on May 31, 2001, 23,437 vest on June 30, 2001, 23,437 vest on September 30, 2001, 23,437 vest on
         December 31, 2001, 23,437 vest on March 31, 2002 and 32,031 vest on May 31, 2002.

(17) Includes 133,333 restricted shares of common stock received as a result of the exercise of options.

(18) Includes 133,333 restricted shares of common stock received as a result of the exercise of options.

(19) Includes 80,000 restricted shares of common stock received as a result of the exercise of options.

(20) Includes 41,667 restricted shares of common stock received as a result of the exercise of options.

(21) Includes 41,667 restricted shares of common stock received as a result of the exercise of options.

                        HOW THE SHARES MAY BE DISTRIBUTED

         The selling stockholders may sell shares of our common stock in various ways and at various prices. Some of the methods by which the selling stockholders may sell their shares of common stock include:

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         o        privately negotiated transactions;

         o block trades in which the broker or dealer will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker or dealer as principal and resale by that broker or dealer for the selling stockholder's account under this Reoffer Prospectus;

         o        sales under Rule 144 rather than by using this Reoffer
                  Prospectus;

         o        a combination of any of these methods of sale; and

         o        any other legally permitted method.

         The applicable sales price may be affected by the type of transaction.

         The selling stockholders may also pledge their shares of common stock as collateral for a margin loan under their customer agreements with their brokers. If there is a default by the selling stockholders, the brokers may offer and sell the pledged shares of common stock.

         Brokers or dealers may receive commissions or discounts from the selling stockholders (or, if the broker-dealer acts as agent for the purchaser of the shares of common stock, from that purchaser) in amounts to be negotiated. These commissions are not expected to exceed those customary in the types of transactions involved.

         We cannot estimate at the present time the amount of commissions or discounts, if any, that will be paid by the selling stockholders in connection with sales of the shares of common stock.

         Any broker-dealers or agents that participate with the selling stockholders in sales of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

         Under the securities laws of certain states, the shares of common stock may be sold in those states only through registered or licensed broker-dealers. In addition, the shares of common stock may not be sold unless they have been registered or qualified for sale in the relevant state or unless the shares of common stock qualify for an exemption from registration or qualification.

         We have agreed to pay all fees and expenses incident to the registration of the shares of common stock.

         The selling stockholders and other persons participating in the distribution of the shares of common stock offered under this Reoffer Prospectus are subject to the applicable requirements of Regulation M promulgated under the Securities Exchange Act of 1934, in connection with sales of the shares of common stock.

                                  LEGAL OPINION

         Broad and Cassel, a partnership including professional associations, 201 South Biscayne Boulevard, Suite 3000, Miami, Florida 33131, is giving an opinion regarding the validity of the offered shares of common stock.

                                     EXPERTS

         The financial statements included in our annual report on Form 10-QSB incorporated by reference in this Reoffer Prospectus have been audited by Richard A. Eisner & Company, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any report or document we file at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Securities and Exchange Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0880 for more information about the public reference rooms. Our Securities and Exchange Commission filings are also available from the Securities and Exchange Commission's website located at HTTP://WWW.SEC.GOV.

         Quotations for the prices of our common stock appear on the Nasdaq National Market, and reports, proxy statements and other information about us can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Reoffer Prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede this information.

         We incorporate by reference the following filings and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         o The description of the common stock contained in our registration statement on Form 8-A, filed on May 12, 1999, including the information incorporated therein by reference and including any amendment or reports filed for the purpose of updating such description.

         o Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999, filed on March 30, 2000;

         o Our Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2000, filed on May 15, 2000; and

         o Our Registration Statement on Form S-8 (File Number 333-35528), filed on April 25, 2000.

         We have filed with the Securities and Exchange Commission a registration statement on Form S-8 under the Securities Act of 1933, as amended, File Number 333-35528, with respect to the common stock covered by this Reoffer Prospectus. This Reoffer Prospectus, which is a part of the registration statement, does not contain all the information set forth in, or annexed as exhibits to, the registration statement, as permitted by the SEC's rules and regulations. For further information with respect to us and the common stock offered under this Reoffer Prospectus, please refer to the registration statement, including the exhibits, copies of which may be obtained from the locations described above. Statements concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of the document filed as an exhibit to the registration statement.

         You may request, at no cost, a copy of any or all of the information incorporated by reference by writing or telephoning us at:

                          GlobalNet Financial.com, Inc.
                           7284 W. Palmetto Park Road
                                    Suite 210
                            Boca Raton, Florida 33433
                                 (561) 417-8053
                         Attention: Corporate Secretary

         You should only rely on the information incorporated by reference or provided in this Reoffer Prospectus or any supplement. We have not authorized anyone else to provide you with different information. Our common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this Reoffer Prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

           Our Certificate of Incorporation provides for indemnification rights of officers, directors, and others and limits the personal liability of directors for monetary damages to the extent permitted by Delaware Law.

           We maintain a directors and officers' liability policy providing insurance on behalf of any person who is or was our director or officer against any liability incurred by such person in any such capacity or arising out of such person's status as such. This two-year policy has a $25.0 million coverage limit per occurrence and a $25.0 million limit in the aggregate. The policy contains various reporting requirements and is subject to certain exclusions and limitations.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

         The following documents are incorporated by reference into this Registration Statement:

         1. The description of the Registrant's Common Stock contained in the Registrant's registration statement on Form 8-A, filed on May 12, 1999, including the information incorporated therein by reference and including any amendment or reports filed for the purpose of updating such description.

         2. The Registrant's Annual Report on Form 10-KSB, for the year ended December 31, 1999, filed on March 30, 2000;

         3. The Registrant's Quarterly Report on Form 10-QSB, for the quarter ended March 31, 2000, filed on May 15, 2000; and

         4. The Registrant's Registration Statement on Form S-8 (File Number 333-35528), filed on April 25, 2000.

         In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in a subsequently filed document incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4. Description of Securities.

         Not applicable.

Item 5. Interests of Named Experts and Counsel.

         Not applicable.


Item 6. Indemnification of Directors and Officers.

         Our Certificate of Incorporation provides for indemnification rights of officers, directors, and others and limits the personal liability of directors for monetary damages to the extent permitted by Delaware Law.

         We maintain a directors and officers' liability policy providing insurance on behalf of any person who is or was our director or officer against any liability incurred by such person in any such capacity or arising out of such person's status as such. This two-year policy has a $25.0 million coverage limit per occurrence and a $25.0 million limit in the aggregate. The policy contains various reporting requirements and is subject to certain exclusions and limitations.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

            The restricted securities to be reoffered and resold by the selling stockholders pursuant to this registration statement were issued upon the exercise of options granted under the Amended and Restated 1998 Stock Option Plan and exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

Item 8. Exhibits.

         4.2      Amended and Restated 1998 Stock Option Plan(1)
         5.1      Opinion of Broad and Cassel
         23.1     Consent of Broad and Cassel (contained in its opinion filed as
                  Exhibit 5.1 to this Registration Statement)
         23.2     Consent of Richard A. Eisner & Company, LLP
         24.1 Power of Attorney (included in the signature page of this Registration Statement)
         --------------------
         (1) Incorporated by reference to the document bearing exhibit number
             4.2 as contained in Registrant's Registration Statement on Form S-8, File Number 333-35528, filed on April 25, 2000.

Item 9. Undertakings.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (c) To include any additional or changed material information on the plan of distribution;

                  provided, however, that paragraphs (1)(a) and (1)(b) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida on this 20th day of June, 2000.

                                     GLOBALNET FINANCIAL.COM, INC.

                                     By: /S/ STANLEY HOLLANDER
                                        ---------------------------------------
                                          Stanley Hollander
                                          Chairman of the Board, President and
                                          Chief Executive Officer

                                POWER OF ATTORNEY

           Each person whose signature appears below constitutes and appoints Michael S. Jacobs and Stanley Hollander as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him or her and in his or her name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the Registrant any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement relating to the offering hereunder pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

           Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                                             Chairman of the Board, President,
/S/ STANLEY HOLLANDER                        Chief Executive Officer                              June 20, 2000
-------------------------------              (Principal Executive Officer)
Stanley Hollander

/S/ ALAN L. JACOBS                           Executive Vice President and Director                June 20, 2000
-------------------------------
Alan L. Jacobs

/S/ MICHAEL S. JACOBS                        Secretary and Treasurer                              June 20, 2000
-------------------------------
Michael S. Jacobs

/S/ JAY J. MATULICH                          Director                                             June 20, 2000
-------------------------------
Jay J. Matulich

/S/ RONALD B. KOENIG                         Director                                             June 20, 2000
-------------------------------
Ronald B. Koenig

/S/ KYM ANTHONY                              Director                                             June 20, 2000
-------------------------------
Kym Anthony

/S/ CHRISTOPHER JENNINGS                     Director                                             June 20, 2000
-------------------------------
Christopher Jennings

/S/ N. BULENT GULTEKIN                       Director                                             June 20, 2000
-------------------------------
N. Bulent Gultekin

/S/ MICHAEL WHITAKER                         Director                                             June 20, 2000
-------------------------------
Michael Whitaker

/S/ NICHOLAS BACKHOUSE                       Director                                             June 20, 2000
-------------------------------
Nicholas Backhouse

                                EXHIBIT INDEX (1)

 EXHIBIT                    DESCRIPTION
 -------                    -----------
   5.1             Opinion of Broad and Cassel

  23.1             Consent of Broad and Cassel (included in Exhibit 5.1)

  23.2             Consent of Richard A. Eisner & Company, LLP

  24.1 Power of Attorney (included in the signature page of this Registration Statement)

--------------------
(1) All other exhibits listed in Item 8 of Part II of this Registration Statement have been incorporated by reference herein, as indicated in
         Item 8.